Exhibit 99.1

TransAtlantic Petroleum Corp.

Second Quarter 2008 Financial Results

FOR IMMEDIATE RELEASE

Calgary, Alberta (August 12, 2008) – TransAtlantic Petroleum Corp. (TSX:TNP) today reported the following (all results in U.S. dollars):

Consolidated net loss for the quarter ended June 30, 2008 was $920,000 or $0.02 per share, compared to a net loss of $1.6 million or $0.04 per share for the same quarter last year. The Company’s consolidated net loss for the second quarter 2008 is primarily composed of general and administrative costs of $1.2 million and international expenditures of $618,000, which are offset by an expense reimbursement of $832,000. As of June 30, 2008, the Company had cash and cash equivalents of $12.8 million, no debt and working capital of $10.3 million compared to cash and cash equivalents of $624,000, current debt of $3.0 million and a working capital deficit of $3.2 million at June 30, 2007.

The Company expects to re-enter one well in Morocco in the third quarter of 2008 and begin drilling operations in Romania and Turkey in the fourth quarter of 2008. In addition, the Company is continuing to evaluate new opportunities in countries that are under-explored and have established petroleum systems and attractive fiscal terms. .

TransAtlantic is engaged in the exploration, development and production of crude oil and natural gas in Morocco, Turkey and Romania. Common shares of TransAtlantic are listed on the Toronto Stock Exchange under the symbol “TNP.”

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:

Scott C. Larsen, President
Phone:	(214) 220-4323
Internet:	http://www.tapcor.com
Address:	5910 N. Central Expressway
Suite 1755
Dallas, Texas 75206

This news release contains statements regarding expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.